UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 12, 2010
PMFG, INC.
(Exact Name Of Registrant As Specified In Charter)

Delaware	001-34156	51-0661574
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)
14651 North Dallas Parkway, Suite 500
Dallas, Texas 75254
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (214) 357-6181
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
          On July 12, 2010, Peerless Mfg. Co. (the “Company”), a wholly- owned subsidiary of PMFG, Inc., entered into the CEFCO Process Manufacturing License Agreement (the “License Agreement”) with CEFCO Global Clean Energy, LLC, a Texas limited liability company (“CEFCO”). Pursuant to the License Agreement and subject to the terms and conditions set forth therein, the Company was granted exclusive manufacturing rights in the continental United States to manufacture equipment and process units incorporating CEFCO’s multi-stage apparatus used in the selective capture and removal of purified carbon gas, including NOx, SOx, CO2 and Hg, and the sequential capture and removal of mercury, metal, and particulate aerosols. The captured pollutants may subsequently be converted into various high-grade end products through chemical conversion in a recirculating and regenerating system and may then be commercially sold by an end-user or operator.
          Under the License Agreement, the Company will pay to CEFCO a one-time license fee of up to $10 million, which is payable in four installments and contingent upon the completion of specified events or milestones. The Company paid an initial installment payment of $1.1 million upon the execution of the License Agreement. If the testing and verification of the CEFCO technology performed by the Company are successful, the Company will make a second installment payment of $1.4 million less the Company’s costs of such testing. Upon the Company’s acceptance of a binding manufacturing order to manufacture the equipment for the first commercial sale of the CEFCO technology, the Company will make a third installment payment of $2.5 million. Upon the Company’s receipt of an aggregate of $50 million in gross sales revenues from manufacturing orders for the CEFCO technology, the Company will make the fourth and final installment payment of $5 million. The Company estimates that the cost of the testing and verification, which it will incur regardless of the outcome, to be approximately in the range of $700,000 to $900,000, and expects to commence construction of the test facility at the end of the first quarter of fiscal year 2011 and complete testing in the third quarter of fiscal year 2011. The occurrence of any of the foregoing events is uncertain and there can be no assurance as to the successful testing of the CEFCO technology and the Company’s ability to receive manufacturing orders.
          In addition to the license fee described above, the Company will pay CEFCO a royalty payment of 5% of the Company’s gross sales revenue (net of sales and use taxes paid by the Company) received as a result of manufacturing orders for CEFCO projects. However, if the License Agreement continues for a period of more than one year following the first commercial sale of the CEFCO technology, the Company will make specified minimum royalty payments to CEFCO in lieu of the 5% royalty payment, but only to the extent the applicable minimum royalty payment amount exceeds the 5% royalty payment for the applicable period. If the 5% royalty payment exceeds the applicable minimum royalty payment for the applicable period, the Company will only pay to CEFCO the 5% royalty payment for that given year.
          The License Agreement also contains representations, warranties and covenants that are customary for an agreement of this nature. The License Agreement will continue for a period of ten years from the date of the first commercial sale of the CEFCO technology, unless terminated earlier in accordance with its terms. Termination rights include the Company’s right to terminate the License Agreement for any reason or no reason, at any time in its sole discretion upon at least 30 days prior written notice.
          The foregoing description of the License Agreement is not complete and is qualified in its entirety by reference to the License Agreement, a redacted copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.
          On July 12, 2010, PMFG, Inc. issued a press release announcing the execution of the License Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.
          The information contained in, or incorporated into, this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any registration statement or other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference to such filing.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description
10.1*	License Agreement between Peerless Mfg. Co. and CEFCO Global Clean Energy, LLC, dated as of July 12, 2010

99.1	Press Release issued by PMFG, Inc. on July 12, 2010

*	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PMFG, INC.
By:	/s/ Melissa G. Beare
Melissa G. Beare
Vice President, General Counsel and Corporate Secretary

Date: July 12, 2010

EXHIBIT INDEX

Exhibit No.	Description
10.1*	License Agreement between Peerless Mfg. Co. and CEFCO Global Clean Energy, LLC, dated as of July 12, 2010

99.1	Press Release issued by PMFG, Inc. on July 12, 2010

*	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.